UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

____________________________________________________

FORM 8-K

Current Report
Pursuant to Section 13 or 15(D) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 14, 2009

EXCELLENCY INVESTMENT REALTY TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland
(State or other jurisdiction of incorporation or organization)

000-50675	20-8635424
(Commission File Number)	(IRS Employer Identification No.)

245 Park Avenue, 39th Floor New York, New York	10167
(principal executive offices)	(Zip Code)

(212) 792-4040
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

During the annual audit for the year ended December 31, 2008, Excellency Investment Realty Trust’s (the “registrant”) management and Board of Directors were advised on April 14, 2009 by its independent accountant of record, M&K CPAS, PLLC, that the registrant’s financial statements contained within the registrant’s 10-KSB for the year ended December 31, 2007, contained misstatements related to the following previously reported items: asset impairment, improvements, accounts receivable, deferred financing costs, other assets, line of credit, accrued expenses, accrued registration rights penalty, minority interest, additional paid in capital, rental revenue, operating expenses, general and administrative expenses, depreciation, and interest expense.  These misstatements have the effect of overstating both income and certain asset values on a yearly basis, as well as understating expenses.  For the year ended December 31, 2007, we estimate that our net assets were overstated by approximately $300,000.  For that same period we estimate that our net loss and total liabilities were understated by approximately $2,600,000 and $2,400,000, respectively.

The registrant discussed with the independent accountant the matters disclosed in this current report pursuant to this Item 4.02.

The registrant has provided the independent accountant with a copy of the disclosures contained in this Current Report it is making in response to this Item 4.02 on the date hereof, and the independent accountant has furnished to the registrant a letter addressed to the Commission stating whether the independent accountant agrees with the statements made by the registrant in response to this Item 4.02 and, if not, stating the respects in which it does not agree.  A copy of the independent accountant’s letter to the Commission is attached as an exhibit to this Current Report.

The registrant intends to file its 10-K for the year ended December 31, 2008 with restated audited December 31, 2007 financial statements.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibit is filed herewith:

Exhibit No.	Identification of Exhibit
99.1	M&K CPA’s Letter to the SEC dated April 14, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 14, 2009	EXCELLENCY INVESTMENT REALTY TRUST, INC.

	By	/s/ David Mladen
David Mladen, President